Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

CONTACT:

Lauren Kerr, ExxonMobil

972-444-1107

FOR IMMEDIATE RELEASE

FRIDAY, FEBRUARY 18, 2005

EXXON MOBIL CORPORATION ANNOUNCES 2004 RESERVES REPLACEMENT

IRVING, TEXAS, February 18 -- Exxon Mobil Corporation announced today that additions to its worldwide proved oil and gas reserves totaled 1.8 billion oil-equivalent barrels in 2004, excluding the effects of using single-day, year-end pricing.  The Corporation replaced 112 percent of production including property sales, and 125 percent excluding property sales.

Exxon Mobil Corporation Chairman Lee Raymond said, "This represents the eleventh consecutive year of greater than 100% reserve replacement, demonstrating the outstanding capability of our Upstream organization and the Corporation's commitment to long-term growth.  The annual reporting of proved reserves is the product of our long-standing processes within the Corporation, which ensure consistency and management accountability with respect to all reserve bookings.  Proved reserve additions and revisions follow a rigorous and structured management review process stewarded by a team of experienced reserve experts with global responsibilities."

Consistent with our significant commitment and growing participation with Qatar Petroleum in the development of liquefied natural gas from Qatar's North Field, proved reserve additions in Qatar totaled 1.7 billion oil-equivalent barrels. ExxonMobil's commitment of capital to this growing LNG business, which is underpinned by our confidence in the demand for gas and the liquidity of our targeted gas markets, has been the subject of several press announcements during 2004. Proved additions were also made in West Africa from developments in Nigeria, Equatorial Guinea and Angola and from new developments and established operations in Europe and the Caspian region.  These proved reserve additions reflect developments with substantial funding commitments as well as revisions to existing fields following additional drilling, reservoir performance data and evaluation, or study activities.  Asset sales reduced proved reserves by 0.2 billion oil-equivalent barrels.

Production totaled 1.6 billion oil-equivalent barrels in 2004.  Liquids production was 935 million barrels, and gas production totaled 3.9 trillion cubic feet.

With 22.2 billion barrels of proved oil and gas reserves at year-end 2004, ExxonMobil's reserve life at current production rates is approximately 14 years.  Approximately 63 percent of our proved reserves are already developed.

Effect of Single-Day, Year-End Pricing Calculation

Based on SEC guidance, ExxonMobil is also stating for the first time its results to reflect impacts to the proved reserve base utilizing December 31 liquids and natural gas prices.  However, the use of prices from a single date is not relevant to the investment decisions made by the Corporation, and annual variations in reserves based on such year-end prices are not of consequence in how the business is actually managed. The overall impact of using single-day, year-end prices on 2004 results was to reduce proved oil and gas reserves by 0.5 billion oil-equivalent barrels.   The use of the single-day, year-end pricing methodology resulted in a total proved reserve addition of 1.3 billion oil-equivalent barrels in 2004.  On this basis, the Corporation's reserve replacement ratio, including the effects of year-end prices and property sales, was 83 percent.

The most significant single impact of employing December 31 prices occurred for the Cold Lake field (heavy oil-bitumen steam project in Canada), where approximately 0.5 billion barrels were removed from the proved category while still remaining part of our total resource base.  Prices for Cold Lake were strong for most of 2004.  However, on the day of December 31, 2004, prices were unusually low due to seasonally depressed asphalt sales and industry upgrader problems in Western Canada.  Prices quickly rebounded from December 31, and through January 2005, returned to levels that have restored the reserves to the proved category.

Resource Additions Total 2.9 Billion Barrels

For total resources, ExxonMobil added 2.9 billion net oil-equivalent barrels from new fields in 2004 to the industry's largest resource base.  Additions to the resource base were characterized by geographically diverse and high quality discoveries from drilling and acquisition of discovered-but-undeveloped resources.  The Corporation's total oil and gas resource base of nearly 73 billion oil-equivalent barrels includes proved reserves and other discovered resources that will likely be developed. These estimates assume the company's long term oil and gas pricing outlook.

Key 2004 resource-base additions were associated with successful exploration drilling campaigns in Angola, Nigeria, Kazakhstan, Canada and the United States as well as significant resource increases underpinning new liquefied natural gas developments in Qatar.

CAUTIONARY NOTE: The terms "resources" and "resource base" includes quantities of discovered oil and gas that are not yet classified as proved reserves but that we believe will likely be developed in the future.  The term "reserves", as used in this release, includes proved reserves from Syncrude tar sands operations in Canada which are treated as mining operations in our SEC reports. The proved reserves in this release are the combined total from both consolidated subsidiaries and equity companies. The Corporation operates its business with the same views of equity company reserves as it has for reserves from consolidated subsidiaries.